Exhibit 5.1

                              FELDMAN WEINSTEIN LLP
                              420 Lexington Avenue
                                   Suite 2620
                               New York, NY 10170

                                                              June 6, 2005
Securities and Exchange Commission
Washington, D.C.

      Re: Ocean Life Sciences I, Inc.

To Whom It May Concern:

This opinion is given in connection with the registration with the Securities and Exchange Commission of fifty thousand (50,000) shares of common stock (the "Shares"), par value $.0001 per share ("Common Stock"), of Ocean Life Sciences I, Inc. (the "Company") at a price per share of $1.00, for sale in the Company's proposed public offering.

We have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form SB-2, pursuant to which the Shares are being registered ("Registration Statement") and, in so acting, we have examined the originals and copies of the corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent we deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination, we have assumed the genuineness of all signatures and authenticity of all documents submitted to us as certified or photostatic copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

All of the Shares being registered are now authorized but unissued shares of Common Stock.

Based upon the foregoing, we are of the opinion that the Shares being registered for sale by the Company, when issued and sold pursuant to this Registration Statement, will be legally issued, fully paid and non-assessable, and there will be no personal liability to investors and holders of the Shares solely as a result of the purchase of such Shares pursuant to the Registration Statement.

The foregoing opinion is based on the General Corporation Law of the State of Delaware and all reported judicial interpretation thereof.

We consent to the incorporation in this Registration Statement on Form SB-2 of this opinion and to the reference to our Firm under the caption "Legal Matters" in the Prospectus.

                                        /s/ Feldman Weinstein LLP
                                        --------------------------------
                                        Feldman Weinstein LLP